SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Seneca Falls Bank

(Name of Registrant as Specified In Its Charter)

N/A

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April 21, 2008

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Seneca-Cayuga Bancorp, Inc., the parent company of Seneca Falls Savings Bank. The Annual Meeting will be held at Vince’s Park, located at the corner of Routes 318, 5 and 20, Seneca Falls, New York 13148 at 3:00 p.m. (New York time) on May 22, 2008.

The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted. During the Annual Meeting we will also report on the operations of Seneca-Cayuga Bancorp, Inc. Our directors and officers, as well as a representative of our independent registered public auditing firm, will be present to respond to any questions that stockholders may have.

The business to be conducted at the Annual Meeting includes the election of four directors and the ratification of the appointment of Beard Miller Company LLP as our independent registered public auditing firm for the year ending December 31, 2008.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Seneca-Cayuga Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Also enclosed for your review is our Annual Report on Form 10-KSB for the year ended December 31, 2007, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, please take a moment now to complete, sign, date and return the proxy card in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

Robert E. Kernan, Jr. Chairman of the Board and Chief Executive Officer

SENECA-CAYUGA BANCORP, INC.

19 Cayuga Street

Seneca Falls, New York 13148

(315) 568-5855

NOTICE OF

2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2008

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Seneca-Cayuga Bancorp, Inc. will be held at Vince’s Park, located at the corner of Routes 318, 5 and 20, Seneca Falls, New York 13148 at 3:00 p.m. (New York time) on May 22, 2008.

A Proxy Card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon:

1.	The election of four directors of Seneca-Cayuga Bancorp, Inc.;

2.	The ratification of the appointment of Beard Miller Company LLP as our independent registered public auditing firm for Seneca-Cayuga Bancorp, Inc. for the year ending December 31, 2008; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on April 10, 2008 are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF SENECA-CAYUGA BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

By Order of the Board of Directors

Bonnie L. Morlang Corporate Secretary

Seneca Falls, New York

April 21, 2008

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement

SENECA-CAYUGA BANCORP, INC.

19 Cayuga Street

Seneca Falls, New York 13148

(315) 568-5855

2008 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Seneca-Cayuga Bancorp, Inc. to be used at our Annual Meeting of Stockholders of Seneca-Cayuga Bancorp, Inc., which will be held at Vince’s Park, located at the corner of Routes 318, 5 and 20, Seneca Falls, New York 13148 at 3:00 p.m. (New York time) on May 22, 2008, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 21, 2008.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to Seneca-Cayuga Bancorp, Inc. Proxies received by Seneca-Cayuga Bancorp, Inc. that are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to the Secretary of Seneca-Cayuga Bancorp, Inc., Bonnie L. Morlang, at the address shown above, or by returning a duly executed proxy bearing a later date by mail, as described on your Proxy Card. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary of Seneca-Cayuga Bancorp, Inc. prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on April 10, 2008 are entitled to one vote for each share then held. As of April 10, 2008, there were 2,380,500 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the appointment of Beard Miller Company LLP as our independent registered public auditing firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for the ratification of Beard Miller Company LLP as the independent registered public auditing firm for the year ending December 31, 2008. Shares as to which the “ABSTAIN” box has been selected on the proxy card will be counted as shares represented and entitled to vote and will have the same effect as a vote against the matter. Broker non-votes are not considered represented at the annual meeting and entitled to vote on the matter.

Our management anticipates that Seneca Falls Savings Bank, MHC, our majority stockholder, will vote all of its shares in favor of all the matters set forth above including the Board’s nominees for election of directors. If Seneca Falls Savings Bank, MHC votes all of its shares in favor of each proposal and the election of each of the Board’s nominees the approval of each proposal would be assured.

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of April 10, 2008, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding
Seneca Falls Savings Bank, MHC 19 Cayuga Street Seneca Falls, New York 13148	1,309,275	55.0%
Seneca Falls Savings Bank, MHC, and all of our directors and executive officers as a group 11 directors and officers) (2)	1,419,822	59.6%

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Includes shares of common stock held by Seneca Falls Savings Bank, MHC, of which our executive officers and directors are also executive officers and directors. Excluding shares of common stock held by Seneca Falls Savings Bank, MHC, our executive officers and directors owned 110,547 shares of common stock, or 4.6% of the outstanding shares.

PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors consists of ten members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Four directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating/Governance Committee has nominated Dr. August P. Sinicropi, Vincent P. Sinicropi, David Swenson and Menzo D. Case to serve as directors for three-year terms. All four nominees are currently members of the Board of Directors.

The table below sets forth certain information regarding the composition of our Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected. None of the shares beneficially owned by directors, executive officers or nominees to the board of directors have been pledged as security or collateral for any loans.

Name (1)	Age	Positions Held in Seneca-Cayuga Bancorp, Inc.	Director Since (2)	Current Term to Expire	Shares of Common Stock Beneficially Owned (3)		Percent of Class

NOMINEES
Dr. August P. Sinicropi	59	Director	1993	2008	10,055	(4)	*
Vincent P. Sinicropi	52	Director	1999	2008	11,200	(5)	*
David Swenson	61	Director	2002	2008	11,725	(6)	*
Menzo D. Case	44	President and Chief Financial Officer	2008	2008	22,805	(7)	*

DIRECTORS CONTINUING IN OFFICE
Bradford M. Jones	55	Vice Chairman of the Board of Directors	1996	2009	4,300		*
Dr. Frank Nicchi	55	Director	2006	2009	—		*
Gerald Macaluso	55	Director	2004	2009	1,000		*
Robert E. Kernan, Jr.	65	Chairman of the Board and Chief Executive Officer	1991	2010	14,590	(8)	*
Marilyn Bero	70	Director	2002	2010	3,000		*
Dr. Herbert R. Holden	66	Director	1999	2010	10,000	(9)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Robert Rosenkrans	60	Managing Officer, Seneca-Cayuga Personal Services, LLC			21,872	(10)	*

*	Less than 1%.

(1)	The mailing address for each person listed is 19 Cayuga Street, Seneca Falls, New York 13148.

(2)	Reflects initial appointment to the Board of Directors of Seneca Falls Savings Bank. Each director of Seneca-Cayuga Bancorp, Inc. is also a director of Seneca Falls Savings Bank, MHC, which owns the majority of the issued and outstanding shares of common stock.

(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(4)	Includes 10,005 shares held in Dr. A. Sinicropi’s individual retirement account and 50 shares held by Dr. A. Sinicropi’s daughter.

(5)	All 11,200 shares are held in Mr. V. Sinicropi’s individual retirement account.

(6)	All 11,725 shares are held in Mr. Swenson’s individual retirement account.

(7)	Includes 16,500 shares held in a trust managed by Mr. Case, 3,778 shares held in Mr. Case’s 401(k), 647 shares held in Mr. Case’s employee stock ownership plan, 1,100 shares held in Mr. Case’s individual retirement account, 150 shares held by Mr. Case’s children and 630 shares held by the individual retirement account of Mr. Case’s spouse.

(8)	Includes 13,648 shares held in Mr. Kernan’s 401(k) and 942 shares held in Mr. Kernan’s employee stock ownership plan account.

(9)	All 10,000 shares are held in Dr. Holden’s individual retirement account.

(10)	Includes 20,000 shares held in Mr. Rosenkrans’ individual retirement account, 597 shares held in Mr. Rosenkrans’ employee stock ownership plan and 1,275 shares held by Mr. Rosenkrans’ spouse.

Directors

Dr. August P. Sinicropi. Dr. Sinicropi is an optometrist and has owned his own private practice in Seneca Falls, New York since 1971. Dr. Sinicropi is the brother of Director Vincent P. Sinicropi.

Vincent P. Sinicropi. Mr. Sinicropi is partner in the CPA firm of Sinicropi & Healy, LLP which offices are located in Seneca Falls, Geneva and Newark, New York. Mr. Sinicropi has been with Sinicropi & Healy, LLP for over 13 years. Mr. Sinicropi is the brother of Director Dr. August P. Sinicropi.

David Swenson. Mr. Swenson is a retired general contractor, having founded Swenson Sales in 1999, and is a member of the Board of Directors of the United Way of Seneca County.

Menzo D. Case. Mr. Case was named the President of the Seneca-Cayuga Bancorp, Inc. and Seneca Falls Savings Bank effective January 1, 2008, after having served as Executive Vice President and Chief Financial Officer since 2002. Mr. Case was originally hired as the Bank’s Treasurer and Chief Financial Officer in 1999. Prior to joining the Bank, Mr. Case served as the Executive Vice President and Chief Financial Officer of Adirondack Financial Services Bancorp, Inc., a savings and loan holding company located in Gloversville, New York. Mr. Case will become Chief Executive Officer following Mr. Kernan’s retirement from that position on July 1, 2008.

Bradford M. Jones. Mr. Jones retired as the Plant Manager for ITT Goulds Pumps – Auburn Operations in 2007, with which he was employed since 1975. He is also a former mayor of the Village of Seneca Falls.

Dr. Frank Nicchi. Dr. Nicchi became President of the New York Chiropractic College in Seneca Falls, New York in 2000 and currently serves the College in that capacity.

Gerald Macaluso. Mr. Macaluso is currently employed as the Superintendent for the Seneca Falls Central School District, a position he has held since 1998.

Robert E. Kernan, Jr. Mr. Kernan served as President & CEO of Seneca Falls Savings Bank from 1991 until his retirement as President effective January 1, 2008. Mr. Kernan continues to serve as Chief Executive Officer, a position from which he will retire effective July 1, 2008, and Chairman of the Board. He previously held the position of Vice President, Treasurer and Chief Financial Officer from 1988-1991. Prior to joining the Seneca Falls Savings Bank he was Vice President and General Manager of Northeastern Computer Services, Inc. of Syracuse, NY.

Marilyn Bero. Mrs. Bero was elected to the Seneca Falls Savings Bank board in 2001 and serves as a member of the Board of Directors of the National Women’s Hall of Fame.

Dr. Herbert R. Holden. Dr. Holden is a retired veterinarian. Dr. Holden retired and sold the Seneca Falls Veterinary Hospital in 2006 which he had owned since 1969.

Executive Officer Who Are Not Directors

Robert Rosenkrans. Mr. Rosenkrans is the managing officer of Seneca-Cayuga Personal Services, LLC and was previously the sole proprietor of Royce & Rosenkrans, Inc., which was acquired by Seneca Falls Savings Bank in October 2001.

Board Independence

The Board of Directors has determined that all Directors except Mr. Kernan and Mr. Case are each “independent” within the meaning of the NASDAQ Stock Market corporate governance listing standards.

Meetings and Committees of the Board of Directors

The business of Seneca-Cayuga Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet from time to time in executive sessions without management present. The standing committees consist of the Audit, Nominating/Governance and Compensation Committees. During the year ended December 31, 2007, the Board of Directors met at 12 regular meetings and one special meeting was called. No member of the Board, or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board of directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).

Audit Committee

The Audit Committee consists of Directors V. Sinicropi (Chair), Jones, Holden and Swenson. Each member of the Audit Committee is “independent” as defined in the NASDAQ Stock Market corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that director V. Sinicropi qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at http://www.senecafallssavings.com. The Audit Committee met five times during the year ended December 31, 2007.

The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public auditing firm to audit our annual financial statements;

•	overseeing our external financial reporting processes;

•	approving all engagements for audit and non-audit services by the independent registered public auditing firm;

•	reviewing the audited financial statements with management and the independent registered public auditing firm;

•

considering whether certain relationships with the independent registered public auditing firm and the provision by the independent registered public auditing firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public auditing firm’s independence;

•	overseeing the internal audit staff and reviewing management’s administration of the system of internal accounting controls; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

•	We have reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2007;

•	We have discussed with the independent registered public auditing firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•	We have received the written disclosures and the letter from the independent registered public auditing firm required by Independence Standards Board Standard No. 1, “Independence Discussions with

Audit Committees,” and have discussed with the independent registered public auditing firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the above referenced audited consolidated financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

This report has been provided by the Audit Committee, which consists of Directors V. Sinicropi (Chair), Jones, Holden and Swenson.

Nominating/Governance Committee

The Nominating/Governance Committee consists of Directors Jones, Bero, A. Sinicropi and Swenson. Each member of the Nominating/Governance Committee is considered “independent” as defined in the NASDAQ Stock Market corporate governance listing standards. Our Board of Directors has adopted a written charter for the Nominating/Governance Committee, which is available on our website at http://www.senecafallssavings.com. The Nominating/Governance Committee met two times during the year ended December 31, 2007.

The functions of the Nominating/Governance Committee include the following:

•	leading the search for individuals qualified to become members of the Board of Directors and selecting director nominees to be presented for stockholder approval;

•	developing and recommending to the Board of Directors standards for the selection of individuals to be considered for election or re-election to the Board of Directors;

•	adopting procedures and considering the submission of recommendations by stockholders for nominees for the Board of Directors;

•

reviewing the structure and performance of the Board of Directors and its committees and making recommendations with respect to the Board of Directors and its committees, including size and composition; and

•	making recommendations regarding developing corporate governance guidelines.

The Nominating/Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. When outside director candidates are considered, the Nominating/Governance Committee would seek a candidate who, at a minimum, satisfies the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the ability to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to Seneca-Cayuga Bancorp, Inc. and its stockholders; and

•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

The Nominating/Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ Stock Market corporate governance listing standards.

Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating/Governance Committee has adopted procedures for the submission of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating/Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for Director by writing to us at 19 Cayuga Street, Seneca Falls, New York 13148, Attention: Chairman, Nominating/Governance Committee. The deadline for submissions is one hundred and twenty (120) days prior to the date of our proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

•

the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Seneca-Cayuga Bancorp, Inc. or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Stockholder Communications with the Board. A stockholder of Seneca-Cayuga Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 19 Cayuga Street, Seneca Falls, New York 13148, Attention: Chairman, Nominating/Governance Committee. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chairman will:

•	forward the communication to the director or directors to whom it is addressed;

•

attempt to handle the inquiry directly, or forward the communication for response by another employee of Seneca-Cayuga Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chairman shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Direct Stockholders’ Nominations. Under Article II, Section 13 of Seneca-Cayuga Bancorp, Inc.’s bylaws, stockholders may make director nominations. Nominations by stockholders must be made in writing and delivered to the Secretary of Seneca-Cayuga Bancorp, Inc. at least five days prior to the date of the annual meeting. Upon delivery, such nominations will be posted in each office of Seneca-Cayuga Bancorp, Inc.

The Compensation Committee

The Compensation Committee consists of Directors Jones, Bero, Holden, A. Sinicropi and Swenson. None of these individuals was an officer or employee of Seneca-Cayuga Bancorp, Inc. during the year ended December 31, 2007, or is a former officer of Seneca-Cayuga Bancorp, Inc. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. The Compensation Committee of Seneca-Cayuga Bancorp met two times in the year ending December 31, 2007. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.senecafallssavings.com.

The role of the Compensation Committee is to review annually the performance and compensation levels of our executive officers and directors and recommend compensation, including salary, bonus, incentive and equity compensation of our executive officers and directors to the Board of Directors. Menzo D. Case, our President and Chief Financial Officer, and Robert E. Kernan, Jr., our Chief Executive Officer, do not participate in Compensation Committee discussions or recommendations relating to the determination of their compensation. The Compensation Committee also reviews and makes recommendations regarding certain of our other compensation policies, plans and programs. The Compensation Committee may retain, at its discretion, compensation consultants to assist it in making compensation related decisions.

Our Compensation Committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial performance of Seneca-Cayuga Bancorp, Inc. It is intended that our compensation strategy will enable us to attract, develop and retain talented executive officers who are capable of maximizing our performance for the benefit of the stockholders. The compensation program has three key elements of total direct compensation: base salary, annual incentive compensation and long-term incentives.

While the Compensation Committee does not use strict numerical formulas to determine changes in compensation for the chief executive officer, other executive officers and directors, and while it weighs a variety of different factors in its deliberations, it has emphasized and expects to continue to emphasize the results and scope of our operations, the experience, expertise and management skills of the executive officers and their roles in our future success, as well as compensation surveys prepared by professional firms to determine compensation paid to executives performing similar duties for similarly sized institutions. While each of the quantitative and non-quantitative factors described above was considered by the compensation committee, such factors were not assigned a specific weight in evaluating the performance of the chief executive officer and other executive officers. Rather, all factors were considered.

Base salary and changes to base salary reflect a variety of factors including the results of the independent review of the competitiveness of the total compensation program, the individual’s performance and contribution to our long-term goals, performance targets, our financial performance and other relevant factors.

The compensation committee believes that long-term incentives, specifically stock options and stock awards, should be a key component of our executive and director compensation programs which we plan to adopt in the future. These incentives strongly align the rewards provided to executives with the value created for stockholders through stock price appreciation.

This report has been provided by the Compensation Committee, which consists of Directors Jones (Chair), Bero, Holden, Sinicropi and Swenson.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings absent unavoidable scheduling conflicts. All of our directors attended last year’s annual meeting.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on our website at http://www.senecafallssavings.com. Amendments to and waivers from the Code of Ethics will also be disclosed on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. The officers and directors of Seneca-Cayuga Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-KSB of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Director Jones filed a late Form 4 for a purchase that was made on August 17, 2007 and reported on August 23, 2007.

Executive Compensation

The following table sets forth for the year ended December 31, 2007 certain information as to the total remuneration paid by us to Mr. Kernan, who served as President and Chief Executive Officer during that period, Mr. Case, who served as Executive Vice President and Chief Financial Officer during that period and Mr. Rosenkrans, who serves as Managing Officer, Seneca-Cayuga Personal Services, LLC. (“Named Executive Officers”):

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation ($)		Total ($)
Robert E. Kernan, Jr.,	2007	192,070	—	27,847	(1)	219,917
Chief Executive Officer	2006	175,135		23,583	(2)	198,718
Menzo Case,	2007	136,869	5,000	8,429	(3)	150,298
President and Chief	2006	123,201	—	9,740	(4)	132,941
Financial Officer
Robert Rosenkrans,	2007	121,052	—	25,315	(5)	146,367
Managing Officer,	2006	111,928	—	25,909	(6)	137,837
Seneca-Cayuga
Personal Services, LLC

(1)	Includes $4,180 paid for unused vested vacation time, $2,286 of taxable life insurance premiums, a $3,875 contribution to the Company’s 401(k) plan, $5,760 for employee stock ownership plan allocation, a $1,800 reimbursement under the Company’s medical insurance plan and $9,946 for use of a Company vehicle.

(2)	Includes $3,033 paid for unused vested vacation time, $4,000 of taxable life insurance premium, a $3,750 contribution to the Company’s 401(k) plan, $2,631 for employee stock ownership plan allocation and $10,169 for use of a Company vehicle.

(3)	Includes $1,817 paid for unused vested vacation time, $107 of taxable life insurance premium, a $684 contribution to the Company’s 401(k) plan, $4,021 for employee stock ownership plan allocation and a $1,800 reimbursement under the Company’s medical insurance plan.

(4)	Includes $4,318 paid for unused vested vacation time, $426 of taxable life insurance premium, a $1,448 contribution to the Company’s 401(k) plan, $1,748 for employee stock ownership plan allocation and a $1,800 reimbursement under the Company’s medical insurance plan.

(5)	Includes $3,987 paid for unused vested vacation time, $516 of taxable life insurance premium, a $3,875 contribution to the Company’s 401(k) plan, $3,512 for employee stock ownership plan allocation, a $1,800 reimbursement under the Company’s medical insurance plan and $11,625 for use of a Company vehicle.

(6)	Includes $5,070 paid for unused vested vacation time, $2,240 of taxable life insurance premium, a $3,237 contribution to the Company’s 401(k) plan, $1,812 for employee stock ownership plan allocation, a $1,800 reimbursement under the Company’s medical insurance plan and $11,750 for use of a Company vehicle.

Employment Agreements. Seneca Falls Savings Bank has similar employment agreements with each of Messrs. Kernan and Case. Each of these agreements had an initial term of up to three years. On July 1, 2008 it is anticipated the Mr. Kernan’s employment agreement will terminate upon his retirement as Chief Executive Officer. On each January 1, the agreement for Mr. Case is renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreement. The current base salaries for Messrs. Kernan and Case are $220,000 and $175,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

In the event of termination of employment by Seneca Falls Savings Bank for a reason other than cause, retirement or disability, or in the event of the employee’s voluntary termination of employment following a failure to reelect the employee to his executive position, or a reduction in the employee’s base salary or benefits, a material change in the employee’s functions, duties or responsibilities which would cause the employee’s position to become one of lesser responsibility, importance or scope, the relocation of the employee’s principal place of employment by more than 25 miles, a liquidation or dissolution of Seneca Falls Savings Bank, or a material breach of the employment agreement, each agreement provides that the employee would be entitled to a lump sum cash payment equal to one and one-half times the sum of (i) the highest rate of base salary paid to the employee at any time under the employment agreement, and (ii) the greater of (A) the average annual bonus paid to the employee with respect to the three most recently completed fiscal years, or (B) the cash bonus paid to the employee with respect to the fiscal year ended prior to termination of employment; provided that in the event such termination occurs within three months prior to, or 24 months following a change in control, then the payment shall equal three times such sum. Seneca Falls Savings Bank will also provide the employee with continued life, medical, and dental coverage for a period of 18 months following such termination of employment, or an amount of cash necessary for the employee to obtain such coverage on his own; provided that such coverage period shall be 36 months in the event such termination occurs within three months prior to, or 24 months following, a change in control. Under the circumstances, described above, the employee will also vest in any non-vested stock options or shares of restricted stock previously granted to the employee.

Each agreement also provides that in the event of a change in control of Seneca Falls Savings Bank or Seneca–Cayuga Bancorp, Inc., irrespective of whether the employee has terminated employment in connection with the change in control, the employee will also vest in any non-vested stock options or shares of restricted stock previously granted to the employee. Notwithstanding the foregoing, payments to the employee on account of a change in control will be reduced in order to avoid an “excuse parachute payment” to the employee under Section 280G of the Internal Revenue Code.

In the event of the employee’s termination of employment due to disability, the employee will be entitled to receive 75% of his base salary and the continuation of life, medical and dental coverage until the earlier of (i) the date the employee returns to full-time employment in the same capacity prior to his termination, (ii) employee’s full-time employment with another employer, (iii) employee’s attainment of age 65, or (iv) employee’s death. In the event of the employee’s death during the term of the agreement, his beneficiaries or estate shall receive employee’s base salary for one year from the date of employee’s death, and medical, dental and other insurance benefits will be provided for employee’s family for one year after employee’s death.

The agreements also provide that the employees will not divulge any confidential information during or after the term of their employment, or in the event of the employee’s termination of employment for which he is receiving payments from Seneca Falls Savings Bank, compete with Seneca Falls Savings Bank or Seneca-Cayuga Bancorp, Inc. for a period of one year in any city, town or county in which Seneca Falls Savings Bank has an office, or has filed an application for regulatory approval to establish an office. Certain provisions of the employment agreements, such as payment of severance benefits, change in control benefits, disability benefits and bonuses are subject to Section 409A of the Internal Revenue Code.

Deferred Compensation Plan. Seneca Falls Savings Bank sponsors a deferred compensation plan for directors and eligible employees. Under the plan, eligible employees and directors may elect to defer receipt of all or a portion of their compensation by filing a written election with the plan administrator in the year prior to the year of deferral. The minimum amount that may be deferred under the plan is $1,000. Amounts of deferred compensation earn interest at a rate annually determined by the Board of Directors. Benefits under the plan commence at the time and in the manner selected by the participant at the time of filing a deferral election form, and may be paid in the form of a lump sum, or in quarterly or annual installments over a period of 5 or 10 years. The plan is a nonqualified plan intended to comply with Section 409A of the Internal Revenue Code, and will be administered and construed in all respects in order to comply with such intent.

Thrift Plan. Seneca Falls Savings Bank maintains a thrift plan for its employees. Employees who have completed 1,000 hours of service during a 12-consecutive-month period are eligible to participate in the thrift plan. Participants may contribute up to 15% of their plan salary to the thrift plan in full increments of 1%. Seneca Falls Savings Bank provides matching contributions at a rate equal to 25% of the participant’s contributions. Employer discretionary profit sharing contributions may be made to the plan. Employees are always 100% vested in their elective deferral contributions. Participants vest in employer contributions ratably over a period of four years.

Defined Benefit Plan. Seneca Falls Savings Bank maintains a defined benefit plan for its employees. Employees age 21 or older and who have completed 12 months of employment with 1,000 hours are eligible to participate in the defined benefit plan. Hourly employees are excluded from the plan. Participants will be 100% vested in their retirement benefit if on the date of their termination of employment they have completed five (5) years of vested service after their 18th birthday. Payment of benefits under the plan to married participants will generally be made in the form of a 50% joint and survivor annuity, and will be paid in the form of a straight life annuity for a non-married participant.

Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 2% multiplied by the number of years of benefit service (up to a maximum of 30 years), multiplied by the participant’s months of employment. Participants who have completed five (5) years of credited service and have either attained age sixty (60), or completed thirty (30) years of vesting service, are entitled to retire early and receive a reduced benefit under the plan, calculated based on years of service and average annual compensation as of the early retirement date. At December 31, 2007, Messrs. Kernan and Case had 19.2 and 8.9 years of credited service, respectively, under the plan.

Employee Stock Ownership Plan. Seneca Falls Savings Bank has an employee stock ownership plan. Employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with Seneca Falls Savings Bank are eligible to participate. Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Participants are 100% vested in benefits under the plan upon completion of seven years of credited service. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the employee stock ownership plan). Vested benefits will be payable in the form of common stock and cash unless the participant requests distribution in stock.

Compensation of Directors

Director Compensation
Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
Marilyn Bero	13,200	—	13,200
Dr. Herbert R. Holden	13,200	—	13,200
Dr. August P. Sinicropi	13,200	—	13,200
Vincent P. Sinicropi	17,400	—	17,400
David Swenson	13,200	—	13,200
Bradford M. Jones	16,200	—	16,200
Dr. Frank Nicchi	13,200	—	13,200
Gerald Macaluso	13,200	—	13,200
Edward Chase(1)	6,000	—	6,000
Marvin Lay(1)	6,000	11,025(2)	17,025
Howard Scutt(1)	2,500	—	2,500
Duane Snyder(1)	6,000	—	6,000
Philip Westcott(1)	5,500	—	5,500

(1)	Director Emeritus.

(2)	Appraisal Fees.

In 2007 Seneca Falls Savings Bank paid Vice Chairman Bradford M. Jones and Audit Committee Chairman Vincent P. Sinicropi a retainer of $1,350 and $1,450 per month, respectively. In 2008, Seneca Falls Savings Bank will pay Chairman Robert Kernan (following his retirement as Chief Executive Officer effective July 1, 2008), Vice Chairman Bradford M. Jones and Audit Committee Chairman Vincent P. Sinicropi a retainer of $1,700, $1,200 and $1,200 per month respectively. In 2007 Seneca Falls Savings Bank compensated its directors whereby each non-employee director of Seneca Falls Savings Bank was paid a retainer fee of $1,100 per month. In 2008 Seneca Falls Savings Bank will compensate its directors whereby each non-employee director of Seneca Falls Savings Bank will be paid a retainer fee of $1,200 per month. In addition, Seneca Falls Savings Bank paid each Director Emeriti a fee of $500 per meeting attended in 2007. Director Emeriti will be paid $1,000 for their attendance at each of four strategic planning meetings scheduled in 2008.

Seneca-Cayuga Bancorp, Inc. does not pay any meeting or committee fees and employee directors do not receive any retainer fees.

Transactions With Certain Related Persons

Loans and Extension Credit. In the ordinary course of business, Seneca Falls Savings Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including collateral, as comparable loans to other borrowers. We believe that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to the general public. At December 31, 2007, we had $599,000 in loans outstanding to directors or executive officers.

Other Transactions. In its normal course of business, Seneca Falls Savings Bank utilizes the appraisal services of some of its Director Emeriti. Such individuals have been compensated according to the same rates and terms as other property appraisals used by Seneca Falls Savings Bank. Director Emeritus Marvin Lay provided property appraisals for Seneca Falls Savings Bank in 2007 and was compensated $11,025 for such appraisals.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC AUDITING FIRM

Our independent registered public auditing firm for the year ended December 31, 2007 was Beard Miller Company LLP. Our Audit Committee has approved the engagement of Beard Miller Company LLP to be our independent registered public auditing firm for the year ending December 31, 2008, subject to the ratification of the engagement by the our stockholders as required by our bylaws. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of Beard Miller Company LLP for the year ending December 31, 2008. A representative of Beard Miller Company LLP is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he so desires.

Although stockholder ratification of the independent registered public auditing firm is required by our bylaws, even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public auditing firm at any time during the year if it determines that such change is in the best interests of Seneca-Cayuga Bancorp, Inc. and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Beard Miller Company LLP during the year ended December 31, 2007 and the year ended December 31, 2006.

The aggregate fees included in the Audit Fees category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$80,860	$164,168
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees. Audit fees of $80,860 for the year ended December 31, 2007 and $164,168 for the year ended December 31, 2006 were for professional services rendered for the audits of our consolidated financial statements, review of the financial statements included in our quarterly reports on Form 10-QSB and services that are normally provided by the auditing firm in connection with statutory and regulatory filings and services that generally only the auditor reasonably can provide. These fees include comfort letters to underwriters, consents and review of documents filed with the SEC.

Audit-Related Fees. There were no audit-related fees for the year ended December 31, 2007 and for the year ended December 31, 2006

Tax Fees. There were no tax fees paid for the year ended December 31, 2007 or for the year ended December 31, 2006 for services related to tax compliance and tax planning.

All Other Fees. There were no other fees paid for the year ended December 31, 2007 and for the year ended December 31, 2006

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public auditing firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public auditing firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public auditing firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of Beard Miller Company LLP or pursuant to the pre-approval policy described above.

In order to ratify the selection of Beard Miller Company LLP as the independent registered public auditing firm for the year ending December 31, 2008, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification. The Audit Committee of the Board of Directors recommends a vote “FOR” the ratification of Beard Miller Company LLP as the independent registered public auditing firm for the year ended December 31, 2008.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

Our bylaws provide an advance notice procedure for certain business to the Board of Directors to be brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary. To be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no later than five days before the date of the meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of Seneca-Cayuga Bancorp, Inc. which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting may, if the facts warrant, determine and declare to the meeting that certain business was not properly brought before the meeting in accordance with the provisions of our bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2008 Annual Meeting of Stockholders must be given to us no later than five days prior to the date of the meeting, as indicated above.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Seneca-Cayuga Bancorp, Inc.’s executive office, 19 Cayuga Street, Seneca Falls, New York 13148, no later than December 22, 2008. If the date of the 2009 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the 2008 Annual meeting, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Seneca-Cayuga Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. Our Annual Report on Form 10-KSB for the year ended December 31, 2007 has been mailed to all stockholders of record as of April 10, 2008. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing us.

BY ORDER OF THE BOARD OF DIRECTORS

Bonnie L. Morlang Corporate Secretary

Seneca Falls, New York

April 21, 2008